PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)         REGISTRATION NO. 333-43142



                         [WIRELESS (HOLDRS) (SM) LOGO]



                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:



                                                                            Share        Primary
             Name of Company                                 Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

 Aether Systems, Inc.                                        AETH           1            NASDAQ
 AT&T Wireless Services                                      AWE           40             NYSE
 Crown Castle International Corp.                            CCI            4             NYSE
 Deutsche Telekom AG *                                        DT        18.48409          NYSE
 LM Ericsson Telephone Company *                            ERICY          7.4           NASDAQ
 Motorola, Inc.                                              MOT           41             NYSE
 Nextel Communications, Inc.                                 NXTL          16            NASDAQ
 Nextel Partners, Inc.                                       NXTP           4            NASDAQ
 Nokia Corp. *                                               NOK           23             NYSE
 Qualcomm Incorporated                                       QCOM          13            NASDAQ
 Research In Motion Limited                                  RIMM           2            NASDAQ
 RIF Micro Devices, Inc.                                     RFMD           4            NASDAQ
 SK Telecom Co., Ltd. *                                      SKM           17             NYSE
 Sprint Corporation--PCS Group **                            PCS           21             NYSE
 SR Telecom Inc.                                             SRXA        0.1047          NASDAQ
 Telesp Celular Participacoes S.A. *                         TCP            3             NYSE
 United States Cellular Corporation                          USM            1             AMEX
 Verizon Communications                                       VZ           17             NYSE
 Vodafone Group p.l.c. *                                     VOD           21             NYSE
 Western Wireless Corporation                                WWCA           2            NASDAQ


------------------------------

* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

** The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2004.